Exhibit 10.13

THIRD AMENDMENT TO LEASE AGREEMENT

THIS THIRD AMENDMENT TO LEASE AGREEMENT (“Amendment”) is entered into effective as of the 21st day of August, 2018 (“Effective Date”), by and between FSP 1001 17TH STREET LLC, a Delaware limited liability company (“Landlord”), and PING IDENTITY CORPORATION, a Delaware corporation (“Tenant”).

RECITALS

A.                                    Landlord’s predecessor-in-interest and Tenant entered into that certain Lease Agreement dated January 21, 2011 (“Base Lease”), as amended by that certain First Amendment to Lease Agreement (“First Amendment”) dated November 12, 2015, and that certain Second Amendment to Lease Agreement dated December 6, 2017 (“Second Amendment”; the Base Lease as amended by the First Amendment and the Second Amendment is referred to herein as the “Lease”), which pertains to those certain premises currently consisting of approximately 43,463 rentable square feet (the “Existing Premises”) known as Suites 100 and 800 (which are together referred to herein as the “Remaining Premises”) and Suite 830 (“Suite 830”) in the building located at 1001 17th Street, Denver, Colorado 80202 (“Building”).  Except for such terms and words as are defined herein, any other capitalized terms and words used herein shall have the meaning attributed to them as set out in the Lease.

B.                                    On or about June 30, 2016, Roaring Fork Intermediate, LLC, a Delaware limited liability company (“Roaring Fork”) contributed capital to Tenant, and in connection with the entering of this Amendment, Landlord and Tenant desire to add Roaring Fork as a guarantor of the Lease.

C.                                    Tenant desires to surrender a portion of the Existing Premises and lease from Landlord additional space in the Building, and Landlord desires to accept the surrender of a portion of the Existing Premises and lease to Tenant additional space in the Building.

D.                                    Landlord and Tenant desire to memorialize the expansion of the Existing Premises and otherwise desire to amend certain terms of the Lease as provided herein.

NOW, THEREFORE, in consideration of the mutual obligations and covenants contained in this Amendment and the Lease, as amended, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.                                      In addition to the Existing Premises, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord additional space in the Building consisting of approximately 32,923 rentable square feet of space which comprise the entire 9th floor of the Building (the “9th Floor Space”), as shown on Exhibit A hereto and made a part hereof by reference, on all of the terms of the Lease as herein amended, on the following basis:

A.                                    Tenant’s right to possession of the 9th Floor Space and its obligations under the Lease for the 9th Floor Space shall commence on the date Tenant completes the 9th Floor Improvements (as hereafter defined) in the 9th Floor Space (“Expansion Date”), but in no event later than February 1, 2019.  Tenant shall exercise reasonable diligence to complete the 9th Floor Improvements on or before December 1, 2018.

B.                                    The Term of the Lease for the 9th Floor Space shall be coterminous with the Term of the Lease for the Existing Premises and shall terminate on the Expiration Date; provided, however, the term of the Lease for both the 9th Floor Space and the Existing Premises shall be extended through April 30, 2026 (“New Expiration Date”); provided, further, however, the New Expiration Date shall be extended by one month for each month or partial month that the Expansion Date occurs after December 1, 2018.  For example, if the Expansion Date occurs on January 15, 2019, the New Expiration Date of the Lease shall be extended by two (2) full calendar months to June 30, 2026.  Tenant shall retain the Option to renew the Term of the Lease as provided in Section 2 of the Addendum to the Base Lease, subject to and in accordance with the terms thereof.

C.                                    For periods from and after the Effective Date until the Expansion Date, Tenant may occupy Suite 830 in its current “as is” condition, at no rental cost to Tenant, but subject to all of the other terms and conditions of the Lease. Except for the payment of Rent, Suite 830 shall be deemed a part of the Premises for all purposes of the Lease, Landlord shall have no obligation to pay the Expansion Allowance (as defined in the Second Amendment) or otherwise pay for or make improvements to Suite 830. On or before the Expansion Date, Tenant shall surrender Suite 830 to Landlord in broom clean condition and otherwise as required by the Lease and the parties shall have no further rights or obligations under the Second Amendment.

D.                                    As of the Expansion Date, all references to Premises in the Lease shall include the Remaining Premises and the 9th Floor Space and Tenant’s occupancy of the 9th Floor Space shall be subject to all terms of the Lease as herein specifically amended. Subject to the following terms and conditions, as of the Expansion Date, the Premises described in the Lease shall consist of the Remaining Premises and the 9th Floor Space for a total of approximately 71,481 rentable square feet of space as outlined on Exhibit A hereto and made a part hereof by this reference. At the request of Landlord or Tenant, the parties will evidence the Expansion Date, the New Expiration Date, and such other matters set forth therein in an agreement substantially in the form of Exhibit B attached hereto.

E.                                     For periods prior to the Expansion Date, Tenant shall continue to pay Base Rent and Additional Rent for its use and occupancy of the Existing Premises (subject to Section 1.C above) in accordance with the terms of the Lease, as herein amended. Commencing on Expansion Date, Tenant shall pay Base Rent for its use and occupancy of the 9th Floor Space, which Base Rent shall be in addition to the Base Rent due with respect to the Existing Premises, pursuant to the terms of the Lease and in accordance with the following payment schedule;

Period	Annual PSF for 9th Floor Space	Monthly Base Rent for the 9th Floor Space
Expansion Date through November 30, 2019*	$23.00	$63,102.42
December 1, 2019 through November 30, 2020	$23.00	$63,102.42
December 1, 2020 through November 30, 2021	$23.50	$64,474.21
December 1, 2021 through November 30, 2022	$24.00	$65,846.00
December 1, 2022 through November 30, 2023	$24.50	$67,217.79
December 1, 2023 through November 30, 2024	$25.00	$68,589.58
December 1, 2024 through November 30, 2025	$25.50	$69,961.38
December 1, 2025 through New Expiration Date	$26.00	$71,333.17

*Notwithstanding anything to the contrary, Tenant may occupy the 9th Floor Space and Base Rent applicable to the 9th Floor Space (but not Tenant’s Pro Rata Share of Operating Expenses applicable to the 9th Floor Space or any Rent payable for the Existing Premises) will be abated for a period commencing on the Expansion Date and expiring 12 months thereafter.

F.                                      From and after the Effective Date through the New Expiration Date, Tenant shall pay Base Rent for its use and occupancy of the Remaining Premises, pursuant to the terms of the Lease and in accordance with the following payment schedule:

Period	Annual PSF for Remaining Premises	Monthly Base Rent for Remaining Premises
December 1, 2017 through November 30, 2018	$22.00	$70,689.67
December 1, 2018 through November 30, 2019	$22.50	$72,296.25
December 1, 2019 through November 30, 2020	$23.00	$73,902.83
December 1, 2020 through November 30, 2021	$23.50	$75,509.42
December 1, 2021 through November 30, 2022	$24.00	$77,116.00
December 1, 2022 through November 30, 2023	$24.50	$78,722.58
December 1, 2023 through November 30, 2024	$25.00	$80,329.17
December 1, 2024 through November 30, 2025	$25.50	$81,935.75
December 1, 2025 through New Expiration Date	$26.00	$83,542.33

2.                                      Prior to the Expansion date, Tenant shall continue to pay Additional Rent for the Existing Premises in accordance with the terms of the Lease. Commencing on the Expansion Date and for the duration of the term, in addition to Base Rent, Tenant shall be obligated to pay Additional Rent and all other sums payable by Tenant in accordance with the Lease applicable to both the 9th Floor Space and the Remaining Premises, including, without limitation, payment of Tenant’s Pro Rata Share of Operating Expenses. From and after the Expansion Date, Tenant’s Pro Rata Share shall be 10.904%.

3.                                      Subject to the terms hereof, Tenant accepts the Existing Premises and the 9th Floor Space in their current “as is” condition as of the date of this Amendment and Landlord shall have no obligation to remodel or make or pay for improvements to the Existing Premises or the 9th Floor Space except as otherwise required herein (it being acknowledged that nothing herein shall limit Landlord’s maintenance and repair obligations described in the Lease), as follows:

A.                                    Landlord and Tenant acknowledge that Tenant is in possession of the Existing Premises pursuant to the terms of the Lease and accepts possession of the Existing Premises in its “as is” condition as of the date hereof subject to the provisions of the Lease, as amended hereby. Landlord shall deliver and tenant shall accept the 9th Floor Space in its “as is” condition.

B.                                    Landlord shall provide Tenant with an allowance of up to $4,938.45 to be used for the cost of the initial test-fit of the 9th Floor Space.  Landlord shall provide Tenant with an allowance for improvements to be made to the 9th Floor Space of up to $2,139,995.00 (the “9th Floor Allowance”).  The 9th Floor Allowance may be used only for hard and soft construction costs associated with the design and construction of the 9th Floor Space (the “9th Floor Improvements”) and toward costs associated with: (a) consultant fees related to design and engineering, and (b) consultant fees related to the design and construction of the 9th Floor Improvements. Tenant may use up to $230,461.00 of the 9th Floor Allowance for costs of data/telecommunications cabling and equipment to include security for the 9th Floor Space and for relocation costs.  Landlord shall also provide Tenant with an allowance for improvements to be made to the Remaining Premises of up to $578,370.00 (the “Additional Allowance”) to be applied in accordance with the terms hereof.  Tenant may utilize the Additional Allowance for improvements to the Remaining Premises (the “Remaining Premises Improvements”) or for the 9th Floor Improvements. The 9th Floor Allowance and the Additional Allowance are sometimes referred to herein together as the “Allowance”, Landlord’s payment of the Allowance shall be subject to all of the following items (i)-(v) being completed to Landlord’s reasonable satisfaction and the Allowance shall be due and payable by Landlord on the 45th day after the date on which the last of the following items has been completed to Landlord’s reasonable satisfaction:  (i) Tenant submits to Landlord an affidavit that all payrolls, bills for materials and any equipment and other indebtedness connected with the 9th Floor Improvements and the Remaining Premises Improvements for which Landlord or its property might in any way be responsible, have been paid or otherwise satisfied; (ii) Tenant submits to Landlord any other data, to the extent and in such form as may be designated by Landlord, which establishes the final cost of the 9th Floor Improvements and the Remaining Premises Improvements and the payment or satisfaction of all Tenant’s construction obligations, such as receipts, releases and waivers of liens arising out of the 9th Floor Improvements and the Remaining Premises Improvements; (iii) Landlord is provided with a certificate by Tenant’s architect reflecting that the 9th Floor Improvements and the Remaining Premises Improvements are complete in accordance with the Final Plans approved by Landlord; (iv) Landlord is provided with all certificates or similar sign-offs necessary for occupancy of the 9th Floor Space issued by the appropriate governmental authority permitting use of the 9th Floor Space in accordance with such approved Final Plans; and (v) Tenant has executed such other close-out documents as may be reasonably requested by Landlord. Tenant shall be responsible for any costs of the 9th Floor Improvements and the Remaining Premises Improvements which are in excess of the Allowance. Subject to the following, unless otherwise agreed by Landlord and Tenant, the Allowance shall remain available for Tenant’s use through and until December 31, 2020 (“Outside Date”), and following the Outside Date, Tenant shall forfeit to Landlord any remaining unused balance of the Allowance.

C.                                    Tenant is responsible for the diligent completion of the 9th Floor Improvements and the Remaining Premises Improvements substantially in accordance with the plans and specifications approved by Landlord (the “Final Plans”), and shall be responsible for the construction contract, construction management, the bidding process, and selection of architect, contractors, engineers and construction manager, all subject to Landlord’s consent as provided in the Lease.  The 9th Floor Improvements and the Remaining Premises Improvements shall be accomplished by Tenant as an Alteration, as such term is used in the Lease, and shall be subject to all of the terms and conditions of the Lease (including, without limitation, Article 12 thereof). Landlord’s prior written approval, such approval not to be unreasonably withheld, conditioned or delayed, of Tenant’s Final Plans for the 9th Floor Improvements and the Remaining Premises Improvements shall be required and Landlord shall have the right to reasonably approve Tenant’s architect, contractors, subcontractors, engineers and construction managers engaged to construct the 9th Floor Improvements and the Remaining Premises Improvements. Landlord shall approve or provide comments to Tenant’s proposal plans and specifications within 10 business days of receipt. Landlord shall be entitled to a construction management fee equal to the lesser of: (i) 1% of the Tenant’s hard costs of construction for supervision and oversight of the 9th Floor Improvements and the Remaining Premises Improvements, or (ii) the actual out of pocket costs and expenses incurred by Landlord in connection with the 9th Floor Improvements and the Remaining Premises Improvements, which construction management fee shall be deducted by Landlord from the Allowance, as well as any amounts due Landlord in accordance herewith. Tenant at its sole cost and expense shall remove any of the 9th Floor Improvements as Landlord may designate at the time of approval of the Final Plans and restore the affected area to its original condition at the expiration or earlier termination of the Term of the Lease.  The removal and restoration obligations with respect to future Alterations shall be subject to and in accordance with the terms of the Lease.

D.                                    Notwithstanding the foregoing to the contrary, and in addition to the burdens and obligations set forth in Section 10 of the Base Lease, if, as a condition to the issuance of the building permit for Tenant’s or its agent’s construction of any ordinary and customary general office use tenant improvements in the 9th Floor Space with an occupancy density of no more than 1 person for every 100 rentable square feet of general office space leased and 1 person for every 15 rentable square feet for conference and training rooms leased by Tenant (and not for any use other than business office occupancy and without regard to density which may exceed such threshold and without regard to any other alterations or improvements to be completed by or for Tenant in the 9th Floor Space including the 9th Floor Improvements), the applicable building inspector for the City and County of Denver, Colorado delivers written notice to Tenant or its agents requiring the installation of an additional restroom or restrooms on the 9th floor of the Building, then such notice shall be considered an indication that the 9th floor of the Building is not in compliance with the ADA or other applicable laws in effect as of such date (any of the foregoing, a “Non-Compliance Condition”) and Landlord shall comply with the terms hereof so long as Tenant delivers to Landlord written notice (the “Non-Compliance Notice”) of such Non Compliance Condition described hereinabove on or before the date which is ten (10) business days after Tenant becomes aware of such Non-Compliance Condition, but in no event will such Non-Compliance Notice be effective unless the Non-Compliance Notice is delivered on or before the date which is ninety (90) days following the Effective Date (“Non-Compliance Outside Date”).  If Tenant timely delivers a Non-Compliance Notice on or before the Non-Compliance Date, then Tenant’s sole remedy shall be that Landlord shall, at Landlord’s sole cost and expense (which shall not be included in Operating Expenses), do that which is necessary to correct such applicable Non-Compliance Condition within a reasonable period of time after Landlord’s receipt of such applicable Non-Compliance Notice, including installation of one (1) additional unisex restroom but not any additional restrooms) (“Landlord’s Additional Restroom Requirement”) on the 9th floor of the Building in order to remedy such Non-Compliance Condition pursuant to the terms hereof. Landlord shall use all commercially reasonable efforts to correct such applicable Non-Compliance Condition, including working with Tenant to apply for a variance from the applicable Building Department if additional restrooms are required beyond the 1 additional unisex restroom, if applicable, within thirty (30) days (or such longer period thereafter as is reasonably practicable under the circumstances) after Landlord’s receipts of such applicable Non-Compliance Notice. If Tenant fails to deliver a Non-Compliance Notice to Landlord with respect to an applicable Non-Compliance Condition on or prior to the Non-Compliance Outside Date, then Landlord shall have no obligation to perform the applicable work described above (but the release of such obligation shall not relieve Landlord of its other obligations under the Lease, as hereby amended, including, without limitation, Sections 10 and 11 of the Base Lease). For avoidance of doubt, notwithstanding anything to the contrary herein, whether there exists a Non-Compliance Condition, Tenant shall be responsible for the installation, at Tenant’s cost, of any additional restrooms that may be required in excess of Landlord’s Additional Restroom Requirement.

4.                                      As part of the 9th Floor Improvements, Tenant may be permitted to construct a new staircase between the 9th Floor Space and the Remaining Premises on the 8th floor (the “Staircase Work”). All plans and specifications for the Staircase Work shall be subject to Landlord’s prior written approval pursuant to Section 3 above, and Tenant shall be responsible for all costs and expenses Landlord may incur for the review of the Staircase Work plans and specifications by its contractors, architects and engineers. Tenant shall not commence the Staircase Work until it has received all necessary governmental approvals and permits, and shall obtain at its sole cost and expense, all such necessary governmental approvals and permits required for the Staircase Work prior to commencing the Staircase Work. Landlord shall have the right to require its contractors to perform any Staircase Work affecting the structure, including but not limited to any work related to floor or ceiling penetrations and drilling and removal of Building core. Landlord shall have the right to supervise all Staircase Work performed by Tenant’s contractors and to impose such conditions and restrictions on the Staircase Work as may be reasonably necessary to minimize disruption to other tenants and occupants of the Building during the course of the Staircase Work. Tenant at its sole cost and expense shall remove the staircase and restore the affected area to its original condition at the expiration or earlier termination of the Term of the Lease.

5.                                      Landlord, at its sole cost and expense, shall provide Tenant with Building standard suite entry signage for the 9th Floor Space. Provided Tenant remains as one of the 4 largest tenants in the Building based on rentable square feet leased, and there is no event of default. Tenant, at its sole cost and expense, shall have the non-exclusive right to place one panel on the office tower monument sign.

6.                                      Effective as of the Expansion Date, “Tenant’s Parking Allotment shall be increased to reflect up to 71 unreserved garage parking spaces (based on 1 unreserved garage parking space for every 1,000 rentable square foot leased by Tenant), the use of which shall be subject to the terms of the Lease, as hereby amended.  Tenant shall have the right, by notice to Landlord on or prior to the first anniversary of the Effective Date, to license from Landlord directly or through the operator of the parking garage, if applicable, up to Tenant’s Parking Allotment. Tenant shall forfeit its right to any parking spaces of Tenant’s Parking Allotment not licensed by Tenant within such 1 year anniversary period and Landlord shall be relieved of its obligations to make such parking spaces available thereafter for Tenant’s use; provided, however, so long as parking spaces are available, in Landlord’s sole determination, upon Tenant’s written request. Tenant shall have the right to license available parking spaces to the extent of Tenant’s Perking Allotment. The Parking Rate currently charged by Landlord as of the date hereof is $200.00 per month per unreserved parking space, $250.00 per month per parking space in the reserved area, and $300.00 per month per designated reserved parking space. The Parking Rates are subject to increase in accordance with the terms of the Lease.

7.                                      In accordance with the following provisions, and in addition to the Right of First Refusal set forth in the First Amendment, Landlord grants Tenant a one-time right of refusal (Tenant’s right to lease under this paragraph being referred to as Tenant’s “10th Floor ROFR Space”) to lease any space on the 10th floor of the Building which is either unoccupied and not subject to a lease or currently occupied but with a lease expiring during the Term (the “10th Floor ROFR Space”). Tenant’s 10th Floor ROFR is subordinate to all rights of extension, expansion, or first offer or refusal as to the 10th Floor ROFR Space in favor of other tenants in the Building in place as of the date of this Amendment or other tenants in the Building following the date of this Amendment to the extent Tenant fails to timely exercise the 10th Floor ROFR described herein, and in any event is subordinate to any rights of extension granted to any Third Party Tenant with respect to the 10th Floor ROFR Space offered to Tenant and which Tenant fails to timely exercise pursuant to the terms hereof. If Landlord receives a bona fide third party offer to lease the 10th Floor ROFR Space (or a portion thereof) that Landlord desires to accept or Landlord has received a bona fide third party offer and desires to make a final offer to such third party (each a “Third Party Tenant”), before entering into a binding agreement with the Third Party Tenant, Landlord shall give notice to Tenant of the space included in such final offer (the “3rd Party Offer Space”) and the material terms of such final offer (not including the identity of such third party) (the “3rd Party Offer”) and the terms applicable to leasing 3rd Party Offer Space to Tenant as determined in accordance with the following provision (the “3rd Party Offer Notice”). Tenant has 7 business days after receiving Landlord’s 3rd Party Offer Notice within which to notify Landlord whether it elects to lease such 3rd Party Offer Space on the terms set forth in the 3rd Party Offer Notice, which election must be for all of the 3rd Party Offer Space. If Tenant fails to timely notify Landlord, it will be conclusively presumed that Tenant has waived its 10th Floor ROFR as to the 3rd Party Offer Space and Landlord shall be free to lease the 3rd Party Offer Space to such third party specific to the 3rd Party Offer Notice. The completion of the improvements in and serving the 3rd Party Offer Space and commencement of Tenant’s right to occupy the 3rd Party Offer Space shall be generally determined in accordance with the Work Letter attached to the Lease, with timing to be adjusted to reflect the date on which a space plan is approved for the 3rd Party Offer Space, assuming that such space plan is required to be submitted by Tenant within 30 business days of Tenant’s receipt of the 3rd Party Offer Notice; provided, however, if within 12 months after the date of this Amendment, Tenant notifies Landlord that it elects to lease any portion of the 10th Floor ROFR Space or the Right of First Refusal Space pursuant to this Section 7 or Section 9 of the First Amendment, respectively, then the Base Rent, tenant improvement allowances and abated rent terms shall be the same as for the 9th Floor Space set forth in this Amendment, with the tenant improvement allowances and abated rent pro rated for the remaining term, as appropriate.

8.                                      Section 7 of the First Amendment is hereby deleted in its entirety, and replaced with the following in lieu thereof:

As of the date of this Amendment, Tenant has on deposit with Landlord the Letter of Credit as financial assurance for the performance of Tenant’s obligations under this Lease currently in the amount of $500,000.00, which Letter of Credit covers certain obligations as specified in the Lease and which shall not be subject to cancellation or expiration for any reason except as otherwise provided in the Lease. The letter of Credit, or a renewal or substitute therefor approved by Landlord, shall be kept in effect from the date of this Amendment through the 60th day following the New Expiration Date, as may be extended (the “Extended LC Termination Date”) and shall otherwise satisfy the requirements set forth in the Lease. As provided above, the Letter of Credit shall be in the initial amount of $500,000.00 as of the date of this Amendment and thereafter, so long as no Event of Default is continuing under the Lease prior to a reduction date, the amount of the Letter of Credit may be reduced at the request of Tenant by: (i) $200,000.00 as of November 30, 2022, and (ii) $200,000.00 as of November 30, 2023, and subject to the foregoing conditions, from and after November 30, 2024, the Letter of Credit shall be in the amount of $100,000.00. If the Letter or Credit would otherwise expire prior to the Extended LC Termination Date, Tenant shall deliver to Landlord an extension or renewal of the Letter or Credit, or a substitute Letter of Credit.

9.                                      As a condition of Landlord entering into this Amendment, concurrent with the execution and delivery of this Amendment and effective as of the date of this Amendment, Tenant shall cause Roaring Fork to execute and deliver to Landlord a Guaranty (the “RF Guaranty”) in a form substantial similar to the form attached hereto as Exhibit C,  guaranteeing Tenant’s obligations under the Lease, together with evidence of the authority and authorization for the for the execution and delivery of the RF Guaranty by Roaring Fork, and evidence of good standing of such entity. The RF Guaranty shall be in addition to and will supplement the Letter of Credit from Tenant.

10.                               Landlord and Tenant represent and warrant to the other that neither has employed any broker with respect to this Lease and has no knowledge of any broker’s involvement in this transaction except Cushman & Wakefield of Colorado, Inc., which is representing Landlord (“Landlord’s Broker”), and Newmark Knight Frank, which is representing Tenant (“Tenant’s Broker”). Each party shall indemnify the other against any expense incurred by a party as a result of any claim for commissions or fees by any other broker, finder, or agent, whether or not meritorious, employed by the other party or claiming by, through, or under the other party, other than Landlord’s Broker and Tenant’s Broker, Tenant acknowledges Landlord is not liable for any representations by Landlord’s Broker or Tenant’s Broker regarding the Premises, Building, Building Complex, or this Amendment.

11.                               If there is any conflict between the terms of this Amendment and the terms of the Lease, the terms of this Amendment govern. The Lease as hereby amended is in full force and effect, is hereby ratified and affirmed by the parties, and is binding upon the parties in accordance with its terms. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any one or more counterpart signature pages may be removed from one counterpart of the Amendment and annexed to another counterpart of the Amendment to form a completely executed original instrument without impairing the legal effect of the signature thereon. Signatures transmitted by facsimile or other static electronic form shall be binding as originals on the parties hereto.

12.                               Time is of the essence herein.

[Remainder of Page Intentionally Left Blank — Signatures Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

LANDLORD:			TENANT:

FSP 1001 17TH STREET LLC,			PING IDENTITY CORPORATION,
a Delaware limited liability company			A Delaware corporation

By:	FSP Property Management LLC, its asset manager		By:	/s/ Lauren Romer
			Print Name:	Lauren Romer
	By:	/s/ William S. Friend, Jr.	Print Title:	Chief Legal Officer
William S. Friend, Jr.,
Executive Vice President —
Regional Director

EXHIBIT A
TO
THIRD AMENDMENT TO LEASE AGREEMENT

9th FLOOR SPACE

EXHIBIT B
TO
THIRD AMENDMENT TO LEASE AGREEMENT

FORM OF COMMENCEMENT DATE MEMORANDUM

COMMENCEMENT DATE MEMORANDUM

THIS COMMENCEMENT DATE MEMORANDUM is made and entered into as of                     , 201    by and between FSP 1001 17TH STREET LLC, a Delaware limited liability company (“Landlord”), and PING IDENTITY CORPORATION, a Delaware corporation (“Tenant”).

RECITALS:

1.                                      Landlord and Tenant are parties to a certain Third Amendment to Lease Agreement dated as of          , 2018 (“Amendment”) which amends that certain Lease Agreement dated January 21, 2011, that certain First Amendment to Lease Agreement dated November 12, 2015 and that certain Second Amendment to Lease Agreement dated December 6, 2017, between Landlord and Tenant (collectively, as amended the “Lease”), relating to those certain Existing Premises and the 9th Floor Space located in the building commonly known as 1001 17th Street located at 1001 17th Street, Denver, Colorado 80202. Terms not otherwise defined herein shall have the meanings set forth in the Amendment.

2.                                      Landlord and Tenant desire to confirm the Expansion Date, New Expiration Date, the agreed upon rentable square footage of the 9th Floor Space, and such other matters as may be provided hereunder.

ACKNOWLEDGMENTS:

Pursuant to Section 1.C of the Amendment and in consideration of the facts set forth in the Recitals, Landlord and Tenant acknowledge and agree as follows:

1.                                      All capitalized terms not otherwise defined in this Memorandum have the meaning: ascribed to them in the Amendment.

2.                                      The Expansion Date under the Lease is [          ].  The New Expiration Date under the Lease is [          ].

3.                                      Tenant confirms Landlord has delivered possession of the Suite 830 Space to Tenant and Tenant has accepted the 9th Floor Space.

Landlord and Tenant each caused this Memorandum to be executed by its duly authorized representative as of the day and date written above. This Memorandum may be executed in counterparts, each of which is an original and all of which constitute one instrument.

[Remainder of Page Intentionally Left Blank — Signatures Follow]

LANDLORD:

FSP 1001 17TH STREET, LLC,
a Delaware limited liability company

By:
Name:
Its:

TENANT:

PING IDENTITY CORPORATION,
a Delaware corporation

By:
Name:
Its:

EXHIBIT C
TO
THIRD AMENDMENT TO LEASE AGREEMENT

FORM OF GUARANTY OF LEASE

GUARANTY OF LEASE

THIS GUARANTY OF LEASE (“Guaranty”) is dated as of August    , 2018, and is made and entered into by ROARING FORK INTERMEDIATE, LLC, a Delaware limited liability company (“Guarantor”), to be effective as of the Effective Date set forth in the Amendment.

RECITALS

A.                                    Pursuant to that certain Lease Agreement dated January 21, 2011, as amended (the “Lease”), by and between FSP 1001 17TH STREET LLC, a Delaware limited liability company (“Landlord”), and PING IDENTITY CORPORATION, a Delaware corporation (“Tenant”), Landlord leased to Tenant certain Premises at the real property located at 1001 17th Street, Denver, Colorado 80202. Initially capitalized words not otherwise defined herein have the meaning set forth in the Lease, as modified by that certain Third Amendment Lease Agreement (the “Amendment”).

B.                                    The Guarantor will be benefited if Tenant continues to lease the Premises from Landlord, because Guarantor has an interest, directly or indirectly, in the lease transaction.

C.                                    Landlord has declined to execute or deliver the Amendment unless Guarantor unconditionally guarantees Tenant’s obligations under the Lease pursuant to this Guaranty.

D.                                    Unless otherwise defined in this Guaranty, all capitalized terms used in this Guaranty have the same definitions as are set forth in the Lease.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor agrees, covenants, represents and warrants as set forth below.

1.                                      Guaranty.  Guarantor hereby unconditionally guarantees the timely payment and performance of all rent, charges, and obligations of Tenant under the Lease and all other documents evidencing or securing the obligations under the Lease, including, without limitation, Tenant’s obligations to pay all Base Rent and Additional Rent and to perform all maintenance and indemnity obligations under the Lease (collectively, the “Guarantied Obligations”).  This Guaranty is an absolute guaranty of payment and performance and not of collection. This Guaranty will survive the termination of the Lease and will continue in full force and effect with respect to any of Tenant’s obligations under the Lease which are not fully performed upon the termination of the Lease.

2.                                      Rights of Landlord.  Guarantor authorizes Landlord to, at any time and from time to time, in Landlord’s discretion, (a) take and hold, and apply, any security for the Guaranteed

Obligations; (b) accept additional or substituted security; (c) subordinate, compromise or release any security; (d) release Tenant or any other person from its liability for all or any part of the Guarantied Obligations; (e) participate in any settlement offered by Tenant or any guarantor, whether in liquidation, reorganization, receivership, bankruptcy or otherwise; (f) release, substitute or add any one or more guarantors or endorsers; (g) assign this Guaranty and/or the Guarantied Obligations in whole or in part; or (h) modify, extend and/or amend the Guarantied Obligations.  Landlord may take any of the foregoing actions upon any terms and conditions as Landlord may elect, without giving notice to Guarantor or obtaining the consent of Guarantor and without affecting the liability of Guarantor to Landlord.

3.                                      Independent Obligations.  Guarantor’s obligations under this Guaranty are independent of those of Tenant or of any other guarantor.  Landlord may bring a separate action against Guarantor without proceeding (either before, after or concurrently) against Tenant or any other guarantor or person or any security held by Landlord and without pursuing any other remedy.  Landlord’s rights under this Guaranty shall not be exhausted by any action of Landlord until all of the Guarantied Obligations have been fully performed.

4.                                      Waiver of Defenses.  Guarantor waives all of the following, whether created or imposed by or under statute, common law, or otherwise:

4.1                               Any right to require Landlord to proceed against Tenant or any other person or any security now or hereafter held by Landlord or to pursue any other remedy whatsoever.

4.2                               Any defense based upon any legal disability of Tenant or any guarantor. or any discharge or limitation of the liability of Tenant or any guarantor to Landlord, or any restraint or stay applicable to actions against Tenant or any other guarantor, whether such disability, discharge, limitation, restraint or stay is consensual, or by order of a court or other governmental authority, or arising by operation of law or any liquidation, reorganization, receivership, bankruptcy, insolvency or debtor-relief proceeding, or from any other cause.

4.3                               All setoffs, counterclaims, presentment, demand, protest or notice of any kind, except for any notice which may be expressly required by the provisions of this Guaranty.

4.4                               Any defense based upon the modification, renewal, extension or other alteration of the Guarantied Obligations, or of the documents executed in connection therewith.

4.5                               Any defense based upon the negligence of Landlord, including, without limitation, the failure to file a claim in any bankruptcy of the Tenant or any guarantor.

4.6                               Any defense based upon a statute of limitations and any defense based upon Landlord’s delay in enforcing this Guaranty.

4.7                               All rights of subrogation, reimbursement, indemnity, all rights to enforce any remedy that Landlord may have against Tenant, and all rights to participate in any security held by Landlord for the Guarantied Obligations until the Guarantied Obligation have been paid and performed in full.

4.8                               Any defense based upon or arising out of any defense that the Tenant or any other person may have to the performance of any part of the Guarantied Obligations other than Landlord’s prior material breach.

4.9                               Any defense based upon the death, incapacity, lack of authority or termination of existence or revocation hereof by any person or entity or persons or entities, or the substitution of any party hereto.

4.10                        Any defense based upon or related to Guarantor’s lack of knowledge as to Tenant’s financial condition.

4.11                        Any and all rights to revoke this Guaranty in whole or in part.

4.12                        Any defense based upon any action taken or omitted by Landlord in any bankruptcy or other insolvency proceeding involving Tenant including any election to have Landlord’s claim allowed as secured, partially secured or unsecured, any action taken by the Landlord in connection with a motion to assume, assign or reject the Lease, any extension of credit by the Landlord to the Tenant in any such proceeding, and the taking and holding by the Landlord of any security for any such extension of Credit

4.13                        All rights and defenses arising out of an election of remedies by Landlord, even though that election of remedies impairs or destroys Guarantor’s right of subrogation and/or reimbursement against Tenant.

5.                                      Bankruptcy.

5.1                               Until all of the Guarantied Obligations have been paid and performed in full, Guarantor shall not, without the prior written consent of Landlord, commence, or join with any other person in commencing, any bankruptcy, reorganization, or insolvency proceeding against Tenant.  The obligations of Guarantor under this Guaranty shall not be altered, limited, or affected by any proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation, or arrangement of Tenant, or by any defense Tenant may have by reason of any order, decree, or decision of any court or administrative body resulting from any such proceeding.  No limitation upon or stay of the enforcement of any obligation of Tenant by virtue of any such proceeding shall limit or stay Landlord’s enforcement of Guarantor’s payment or performance of such obligation under this Guaranty.  In furtherance of the foregoing, Guarantor agrees that if acceleration of the time for payment of any amount payable by Tenant under the Lease or in respect of the other Guarantied Obligations is stayed for any reason, all such amounts which would be subject to acceleration shall nonetheless be deemed to be accelerated for purposes of this Guaranty and the full amount thereof shall be payable by Guarantor hereunder forthwith upon demand.

5.2                               Guarantor shall file in any bankruptcy or other proceeding in which the filing of claims is required or permitted by law all claims that Guarantor may have against Tenant relating to any indebtedness of Tenant to Guarantor, and will upon request assign to Landlord all rights of Guarantor thereunder.  In all such cases, whether in administration, bankruptcy, or otherwise, the person or persons authorized to pay such claim shall pay to Landlord the amount payable on such claim.  Guarantor hereby assigns to Landlord all of the Guarantor’s rights to any such payments or distributions to which Guarantor would otherwise be entitled; provided, however, that Guarantor’s obligations hereunder shall not be satisfied except to the extent that Landlord receives cash by reason of any such payment or distribution.  If Landlord receives anything hereunder other than cash, the same shall be held as collateral for amounts due under this Guaranty.

6.                                      Costs and Expenses.  Guarantor agrees to pay, upon Landlord’s demand, Landlord’s reasonable out-of-pocket costs and expenses, including but not limited to attorneys’ fees, costs and disbursements, incurred in any effort to collect or enforce any of the Guarantied Obligations or this Guaranty, regardless whether any lawsuit is filed, and in the representation of Landlord in any insolvency, bankruptcy, reorganization or similar proceeding relating to Tenant or Guarantor.  Until paid to Landlord, such sums will bear interest from the date such costs and expenses are incurred at the rate set forth in the Lease for past due obligations.  The obligations of the Guarantor under this Section shall include payment of all such costs and expenses incurred by Landlord in enforcing any judgments.

7.                                      Reinstatment.  The liability of Guarantor hereunder shall be reinstated and revived, and the rights of Landlord will continue, with respect to any amount at any time paid on account of the Guarantied Obligations which Landlord is thereafter required to restore or return or which is avoided in connection with the bankruptcy, insolvency, or reorganization of Tenant or otherwise, all as though such amount had not been paid.  The determination as to whether any such payment or performance must be restored or returned will be made by Landlord in its sole discretion; provided, however, that if Landlord chooses to contest any such matter, Guarantor agrees to indemnify, defend and hold harmless Landlord from all costs and expenses (including, without limitation, reasonable legal fees and disbursements) of such contest.  Further, upon demand from Landlord, Guarantor will restore or return such payment or performance directly on Landlord’s behalf in furtherance of Guarantor’s obligations hereunder.  Landlord will be under no obligation to return or deliver this Guaranty to Guarantor, notwithstanding the payment of the Guarantied Obligations.  If this Guaranty is nevertheless returned to Guarantor or is otherwise released, then the provisions of this Guaranty shall survive such return of release, and the liability of Guarantor under this Guaranty shall be reinstated and continued under the circumstances provided herein notwithstanding such return or release.

8.                                      Subordination.  Any indebtedness of Tenant to Guarantor now or hereafter existing shall be, and such indebtedness hereby is, deferred, postponed and subordinated to payment and performance of the Guarantied Obligations.  Any payment made to Guarantor by Tenant or any third party with respect to the indebtedness subordinated hereunder at any time when an Event of Default exists under the Lease or while any Guarantied Obligations are otherwise then payable or performable shall be held in trust by Guarantor for the benefit of Landlord and shall be turned over to Landlord immediately upon receipt thereof for application by Landlord against the Guarantied Obligations.  Any lien, charge or claim which Guarantor now has or hereafter may have on or to any real or personal property of Tenant (including without limitation any real property subject of the Lease, the personal property located thereon, any rights therein and related thereto, and the revenue and/or income realized therefrom) and any security for any loans, advances or other indebtedness of Tenant to Guarantor, shall be, and hereby is subordinated to the payment and performance of the Guarantied Obligations.

9.                                      Representations and Warranties.  Guarantor, and each of the persons or entities executing this Guaranty as Guarantor individually, makes the following representations and warranties, which are deemed to be continuing representations and warranties until payment and performance in full of the Guarantied Obligations.

9.1                               Guarantor has all the requisite power and authority to execute, deliver and be legally bound by this Guaranty on the terms and conditions herein stated.

9.2                               Guarantor has all the requisite power and authority to transact any other business with Landlord as necessary to fulfill the terms of this Guaranty.

9.3                               This Guaranty constitutes the legal, valid and binding obligations of Guarantor enforceable against Guarantor in accordance with its terms,

9.4                               Neither the execution and delivery of this Guaranty nor the consummation of the transaction contemplated hereby will, with or without notice and/or lapse of time, (a) constitute a breach of any of the terms and provisions of any note, contract, document, agreement or undertaking, whether written or oral, to which Guarantor is a party to or to which Guarantor’s property is subject; (b) accelerate or constitute any event entitling the holder of any indebtedness of Guarantor to accelerate the maturity of any such indebtedness; (c) conflict with or result in a breach of any writ, order, injunction or decree against Guarantor of any court or governmental agency or instrumentality; or (d) conflict with or be prohibited by any federal, state, local or other governmental law, statute, rule or regulation.

9.5                               No consent of any other person not heretofore obtained and no consent, approval or authorization of any person or entity is required in connection with the valid execution. delivery or performance by Guarantor of this Guaranty.

9.6                               Guarantor will receive substantial and material benefits from the continued leasing of the Premises to Tenant and the consideration received by Guarantor for this Guaranty is sufficient in all respects.

9.7                               Guarantor presently has and will at all times maintain sufficient assets and tangible net worth to timely pay and perform all of the Guarantied Obligations, and Guarantor will not take any action nor participate in any transaction which would materially impair Guarantor’s ability to so pay and perform the Guarantied Obligations.

9.8                               Neither this Guaranty nor any other statement furnished by Guarantor to Landlord in connection with the transactions contemplated hereby (including. without limitation, any financial statements or other business information) contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein true and not misleading.

10.                               Joint and Several Liability.  The obligations waivers, promises, representations and warranties set forth herein are the joint and several undertakings of each of the persons or entities executing this Guaranty as a Guarantor and of any other guarantors or other persons or entities obligated from time to time with respect to the Guarantied Obligations. Landlord may proceed hereunder against any one or more of said persons or entities without waiving its rights to proceed against any of the others. Any married person who executes this Guaranty agrees that recourse may be had against his or her separate and community property.

11.                               Inducement; No Assignment.  Guarantor acknowledges that the undertakings given in this Guaranty are given in consideration of Landlord’s entering into the Lease and that Landlord would not enter into the Lease but for the execution and delivery of this Guaranty. Guarantor’s obligations hereunder are personal to Guarantor and Guarantor may not assign or delegate any of its obligations under this Guaranty without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole and absolute discretion.

12.                               Guarantor Information.  Guarantor will promptly supply such financial statements and business information regarding Guarantor and may reasonably be requested from time to time by Landlord or any lender or prospective purchaser of Landlord for the purpose of evaluating the creditworthiness of Guarantor and Guarantor’s ability to perform its obligations under this Guaranty.

13.                               Tenant’s Financial Condition.  Guarantor is relying upon its own knowledge and has made such investigation as Guarantor has deemed necessary with respect to Tenant’s financial condition. Guarantor assumes full responsibility for keeping fully informed of the financial condition of Tenant and all other circumstances affecting Tenant’s ability to pay and preform its obligations under the Lease, and agrees that Landlord will have no duty to report to Guarantor any information which Landlord receives about Tenant’s financial condition or any circumstances bearing on Tenant’s ability to perform. Guarantor agrees that Landlord has made no representations or assurances regarding Tenant’s financial condition or Tenant’s ability to pay and perform Tenant’s obligations under the Lease.

14.                               Default.  The occurrence of any one or more of the following events shall, at the election of Landlord, he deemed an event of default under this Guaranty: (a) Guarantor fails to pay any monetary Guarantied Obligation within five days after demand from Landlord; (b) Guarantor fails to perform any non-monetary Guarantied Obligation within 15 days after demand therefor from Landlord (or, if Guarantor is not able through the use of commercially reasonable efforts to perform such Guarantied Obligation within a 15 pay period, if Guarantor does not commence to perform such obligation within such 15 day period and diligently pursue such performance to completion within an additional 60 days after the expiration of the initial 15 day period); (c) Guarantor fails or neglects to perform, keep or observe any other term, provision, agreement or covenant contained in this Guaranty; (d) the commencement of any liquidation, reorganization, receivership, bankruptcy, assignment for the benefit of creditors or other similar proceeding by or against Guarantor; (e) if any representation or warranty made in this Guaranty shall be or become false in any material respect; or (f) the death, legal incapacity, dissolution or termination of the Guarantor.  Upon the occurrence of an event of default under this Guaranty, at the option of Landlord, the Guarantied Obligations shall be accelerated and shall all be due and payable and enforceable against Guarantor (regardless whether the Guarantied Obligations are then due and payable under the Lease or otherwise) and Landlord may, in its sole discretion, in addition to any other right or remedy provided by law or at equity, all of which are cumulative and non-exclusive, proceed to suit against the Guarantor.

15.                               Transfer by Landlord.  Landlord may sell, assign, or otherwise transfer its interest in the Premises, the Lease or this Guaranty at any time.  If Landlord transfers (other than for collateral security purposes) the ownership of Landlord’s interest in the Lease, this Guaranty shall, unless Landlord elects otherwise in writing, automatically apply in favor of the transferee with respect to all Guarantied Obligations arising or accruing from and after the date of the transfer.  In addition, this Guaranty shall remain in full force and effect in favor of the transferor with respect to all Guarantied Obligations arising or accruing under the Lease prior to the date of the transfer including, without limitation, all Guarantied Obligations relating to Tenant’s indemnity and insurance obligations (and similar obligations) under the Lease with respect to matters arising or accruing during the transferor’s period of ownership.

16.                               Severability. If any one or more of the covenants, provisions or terms of this Guaranty is, in any respect, held to be invalid, illegal or unenforceable for any reason, the remaining portion thereof and all other covenants, conditions, provisions, and terms of this Guaranty will not be affected by such holding, but will remain valid and in force to the fullest extent permitted by law.

17.                               Notices.  All notices, demands and other communications with, to, from or upon the Guarantor and the Landlord required or permitted hereunder shall be in writing, addressed to the parties at their respective addresses as follows: (a) with respect to Landlord, to the notice address(es) for Landlord under the Lease; and (b) with respect to Guarantor, unless a separate notice address is specified on the signature page of this Guaranty, to Guarantor in care of Tenant at the notice address(es) for Tenant under the Lease; or (c) as to either, at such other address as shall be designated in a written notice to the other complying with the terms of this Section.  All such communications shall be deemed effective upon the earliest of (i) actual delivery by personal delivery; (ii) four business days following deposit, first class postage prepaid, with the United States mail; (iii) if sent by certified postage prepaid mail, upon the earliest to occur of (A) four business days following deposit thereof in the United States mail, or (B) receipt (or refusal to accept delivery); or (iv) on the next business day after deposit with an overnight air courier with request for next business day delivery.

18.                               Miscellaneous.  No provision of this Guaranty or Landlord’s rights hereunder may be waived or modified nor can Guarantor be released from its obligations hereunder except by a writing executed by Landlord.  No such waiver shall be applicable except in the specific instance for which given. No delay or failure by Landlord to exercise any right or remedy against Tenant or Guarantor will be construed as a waiver of that right or remedy. All remedies of Landlord against Tenant and Guarantor are cumulative. This Guaranty shall be governed by and construed under the Laws of the State in which the Premises. The provisions of this Guaranty will bind and benefit the heirs, executors, administrators, legal representatives, successors and assigns of Guarantor and Landlord.  The term “Tenant” will mean not only the Tenant named herein but also any other person or entity at any time occupying all or any portion of the Premises or assuming or otherwise becoming liable (other than as a guarantor) for all or any part of the Guarantied Obligations.  This Guaranty constitutes the entire agreement between Guarantor and Landlord with respect to its subject matter, and supersedes all prior or contemporaneous agreements, representations and understandings.

All headings in this Guaranty are for convenience only and shall be disregarded in construing the substantive provisions of this Guaranty.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Guaranty has been duly executed on behalf of Guarantor and delivered to Landlord as of the date set forth above, to be effective as of the Effective Date set forth in the Lease.

GUARANTOR:

ROARING FORK INTERMEDIATE, LLC,
a Delaware limited liability company

By:
Print Name:
Title:

Notice Address for Guarantor:

Attention:
Telephone:
Facsimile: